Exhibit 5.1

Sidley Austin LLP 1000 Louisiana Street Suite 5900 Houston, TX 77002 +1 713 495 4500 +1 713 495 7799 Fax

April 17, 2025

Cal-Maine Foods, Inc.

1052 Highland Colony Pkwy

Suite 200

Ridgeland, Mississippi 39157

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Cal-Maine Foods, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on April 15, 2025 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Selling Stockholders (as defined below) have proposed to sell 2,978,740 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), all of which are proposed to be sold to the Underwriter (as defined below) pursuant to that certain Underwriting Agreement, dated as of April 15, 2025 (the “Underwriting Agreement”), among the Company, the selling stockholders party thereto (the “Selling Stockholders”) and Goldman Sachs & Co. LLC (the “Underwriter”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the SEC.

We have examined the Registration Statement, the exhibits thereto, the base prospectus, dated April 15, 2025, the preliminary prospectus supplement, dated April 15, 2025, in the form filed with the SEC pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares, and the final prospectus supplement, in the form filed with the SEC pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares, the Underwriting Agreement, the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof, the Amended and Restated Bylaws of the Company, as amended to the date hereof, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the sale of the Shares by the Selling Stockholders. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on, and subject to, the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.